Exhibit 99.1
ALTRA INDUSTRIAL MOTION ANNOUNCES “TACK-ON”
OFFERING OF ADDITIONAL 9% SENIOR SECURED NOTES
March 28, 2007
Quincy, Massachusetts-Altra Industrial Motion, Inc. (the “Company”) announced today that it has commenced a private “tack-on” offering of $105 million aggregate principal amount of its 9% senior secured notes due 2011. The Company intends to use the proceeds from the offering to fund, in part, the previously announced acquisition of TB Wood’s Corporation and pay related fees and expenses. The Company previously issued $165.0 million of the 9% senior secured notes in November 2004.
The notes have not been registered under the Securities Act or any other state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities law.
This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Altra Industrial Motion, Inc., a subsidiary of Altra Holdings, Inc., is a leading multinational designer, producer and marketer of a wide range of electromechanical power transmission products. Altra brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company’s expectations or assumptions. These expectations and assumptions, as well as the company’s future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Altra Industrial Motion, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.
SOURCE: Altra Industrial Motion documents
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com